Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into on this 14th day of May, 2012 by and between Insmed Incorporated, a Virginia corporation (the "Company"), and Donald J. Hayden Jr. (hereinafter, the "Executive").

W I T N E S S E T H:

WHEREAS, the Board desires to employ the Executive as the Executive Chairman of the Company on the terms and conditions set forth herein;

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive's attention and dedication to the Company;

WHEREAS, the Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.           Definitions.  When used in this Agreement, the following terms shall have the following meanings:

(a)           “Accrued Obligations” means:

(i)        all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)       any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)      any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans;

(iv)     any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v)      any accrued but unused vacation pay.

(b)           “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Bonus” means any bonus payable to the Executive pursuant to Section 4(b) hereof.

(e)           “Bonus Period” means the each period for which a Bonus is payable.  Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Commencement Date” means May 14, 2012.

(h)           “Competitive Activity” means an activity focusing on inhaled lipid technologies or any New Company Technology (collectively, the “Company Business Technology”)  in material competition with the Company in any of the States within the United States, or countries within the world, in which the Company or any of its Related Entities conducts business with respect to a business in which the Company or any of its Related Entities engaged while the Executive was employed by the Company or any of its Related Entities.

(i)            “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business. Confidential Information includes, but is not limited to, inventions, ideas, designs, computer programs, schematics, formulas, algorithms, trade secrets, works of authorship, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, price lists, customer lists and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Company or any Related Entity, including, but not limited to, financial statements, financial projections, business plans, listings and contractual obligations and terms thereof, components of intellectual property, unique designs, methods of manufacturing or other technology of the Company or any Related Entity.  Confidential Information shall not include any such information to the extent that it is previously known by Executive free of any restriction on use or disclosure.

(j)           “Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of six months or more in any 12 month period, by reason of any medically determinable physical or mental impairment.

(k)           “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(l)            “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties are incurred by the Executive with respect to any such excise tax.

(m)          “Expiration Date” means the date on which the Term of Employment, including any renewals thereof under Section 3(b), shall expire.

(n)           “Initial Term” means May 14, 2012 to May 13, 2014.

(o)           “New Company Technology” means any New Business Idea which the Company and the Executive mutually agree shall constitute a New Company Technology pursuant to Section 7(a)(ii).

(p)           “Pro Rata Bonus” defined as a pro rata portion (based upon the period ending on the Termination Date) of the Target Bonus for the Bonus Period in which the Termination Date occurs.

(q)           “Related Entity” means any subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(r)           “Restricted Period” shall be the Term of Employment and the one (1) year period immediately following termination of the Term of Employment.

(s)           “Target Bonus” means the target annual incentive award opportunity for the applicable Bonus Period.

(t)           “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(u)           “Termination Date” means the date on which the Term of Employment ends.

2.           Employment.

(a)           Employment and Term.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b)           Duties of Executive.  During the Term of Employment, the Executive shall be employed and serve as the Executive Chairman of the Company, and shall have such duties typically associated with such title, including, without limitation, strategic planning and corporate development, as well as working closely with the management team, of the Company and its Related Entities. The Executive shall faithfully and diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board.  The Executive shall devote an average time commitment of 40% of his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (w) serve on outside corporate boards or committees with prior notice to the Company, (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not constitute a Competitive Activity or significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3.           Term.

(a)           Initial Term.  The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on May 13, 2014, unless sooner terminated in accordance with Section 6 hereof.

(b)           Renewal Terms.  At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least sixty (60) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

4.           Compensation.

(a)           Base Salary.  The Executive shall receive a Base Salary at the annual rate of Two Hundred Thousand Dollars ($200,000.00) during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.  The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary.

(b)           Bonus. During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board in its sole discretion.  During the Term of Employment, the Executive shall have a target bonus opportunity under such plan or program equal to fifty percent (50%) of his current Base Salary (the “Target Bonus”), based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first three (3) months of each fiscal year that begins during the Term of Employment; provided, however, the evaluation criteria for the annual Bonus shall be performance against the annual Company objectives, as previously approved by the Board.  Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards (but in any event within 2 ½ months after the close of the relevant fiscal year).

5.           Expense Reimbursement and Other Benefits.

(a)           Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)           Compensation/Benefit Programs.  During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

(c)           Working Facilities. During the Term of Employment, the Company shall furnish the Executive with a visiting office, secretarial help and such other facilities and services adequate for the performance of his duties hereunder.

       (d)           Other Benefits.  The Executive shall be entitled to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder.  Up to two (2) weeks of unused vacation time may be carried forward into any succeeding calendar year; provided, however, in no event shall the amount of vacation time available to the Executive under this Agreement, inclusive of any carryover time, exceed six (6) weeks in the aggregate.  The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

6.           Termination.

(a)           General.  The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company at any time, with a minimum of sixty (60) days’ written notice to be delivered in the manner described in Section 15, or (iv) a termination by the Executive at any time, with a minimum of sixty (60) days’ written notice to be delivered in the manner described in Section 15.

(b)           Termination.

(i)           In the event that the Term of Employment is terminated in accordance with Section 6(a)(iii), Executive shall be entitled to the following:

(A)           the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended;

(B)           the Pro-Rata Bonus (the “Termination Payment”), payable in a lump sum pursuant to the Company’s normal payroll process as set forth in Section 6(e) hereof; and

(C)           Vesting, immediately prior to such termination, in any Equity Awards that have not previously vested and were granted to the Executive at least one (1) year prior to the Termination Date.

(ii)            In the event that the Term of Employment is terminated in accordance with Section 6(a)(iv), Executive shall be entitled to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended.

(c)           Disability.  The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability.  In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended, (ii) the Pro-Rata Bonus, payable in a lump sum on the Company’s first standard payroll date following the Executive’s “separation from service” (as defined in Section 409A) (“Executive’s Separation”), (iii) vesting, immediately prior to such termination, in any Equity Awards that have not previously vested and were granted to the Executive at least one (1) year prior to the Termination Date, and (iv) any insurance benefits to which he is entitled as a result of his Disability.

(d)           Death.  In the event that the Term of Employment is terminated due to the Executive’s death, the Executive or his estate shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended,  (ii) the Pro-Rata Bonus, payable in a lump sum on the Company’s first standard payroll date following the Executive’s Separation, (iii) all Equity Awards that vested prior to the Termination Date, and (iv) any insurance benefits to which he is entitled as a result of his death.

(e)           Release.  The Termination Payment shall be conditioned upon the Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as may be necessary under applicable law to affect a general release).  The Executive must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than 50 days after Executive’s Separation.  The Termination Payment shall be made within 60 days after Executive’s Separation.  However, if the 60-day period described in the preceding sentence spans two calendar years, then the payment will in any event be made in the second calendar year.

 (f)               Section 280G Certain Reductions of Payments by the Company.

(i)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the  benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or  distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  If a reduction of any Payment is required pursuant to this Section 6(f), such reduction shall occur to the amounts in the order that results in the greatest economic present value of all payments and benefits actually made or provided to the Executive.  For purposes of this Section 6(f), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii)           All determinations required to be made under this Section 6(f) shall be made by Ernst & Young LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.  All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 6(f) shall be borne by the Company.

(iii)           As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be promptly repaid to the Company by the Executive.  In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(g)           Cooperation.  Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company.  In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient.  To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(g) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(g).  Notwithstanding anything to the contrary contained herein, the Executive’s obligations under this Section 6(g) shall terminate in full on the second anniversary of the Termination Date.

(h)           Return of Company Property.  Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients (provided that the Executive may retain a copy the addresses contained in his rolodex, palm pilot, PDA or similar device).

(i)           Compliance with Section 409A.

(i)           General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).  In no event shall the Executive designate the calendar year of payment.

(ii)           Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)           Six Month Delay for Specified Employees.

(A)           If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation under, and does not fall within an applicable exception to, (or may be nonqualified deferred compensation) Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B)           For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv)           No Acceleration of Payments.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)           Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)           Taxable Reimbursements and In-Kind Benefits.

(A)           Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)           The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)           The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii)           No Guaranty of 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7.           Restrictive Covenants.

(a)           Non-competition.

(i)           At all times during the Restricted Period, the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation.

(ii)           The  Executive and the Company each covenant to promptly inform the other party of any new business ideas relating to the Company’s business as then conducted or proposed to be conducted (a “New Business Idea”).  Within 15 days following the Executive or the Company notifying the other party of a New Business Idea, the parties shall mutually agree as to whether the New Business Idea shall constitute a New Company Technology.  The foregoing shall not in anyway prohibit Executive from exploiting, engaging in or pursuing a New Business Idea which is not determined to be a New Company Technology and the Company shall have no rights in such New Business Idea, so long as such New Business Idea does not constitute a Company Business Technology and is not based on Confidential Information.  Notwithstanding anything to the contrary contained herein, the obligations and rights of the Company and the Executive under this Section 7(a)(ii) shall terminate upon the termination of the Term of Employment.

(b)           Nonsolicitation of Employees and Certain Other Third Parties.  At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or individual contractor performing services for the Company, or any Related Entity, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months, and/or (ii) call on, solicit, or engage in business with, any of the actual or targeted prospective customers or clients of the Company or any Related Entity on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Related Entities with such customers or clients, other than in connection with the performance of the Executive’s duties under this Agreement, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any Related Entity does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any Related Entity or to engage in any Competitive Activity on its own or with any competitor of the Company or any Related Entity.

(c)           Confidential Information.  The Executive shall not at any time divulge, communicate, use to the detriment of the Company or any Related Entity or for the benefit of any other person or persons, or use in any way other than in the performance of Executives duties for the Company, any Confidential Information pertaining to the business of the Company.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company or any Related Entity (which shall include, but not be limited to, information concerning the Company's or any Related Entity’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company and its Related Entities that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company and its Related Entities with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law.  If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, to the extent permitted by such legal requirement, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information.  To the extent permitted by such legal requirement, the Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any.  Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d)           Ownership of Developments.  All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive (“Inventions”) during the Term of Employment either during the course of performing work for the Company or its Related Entities, or their clients, or which are related in any manner to the business (commercial or experimental) of the Company or its Related Entities or their clients other than any Inventions conceived and developed by Executive exclusively on his own time without use of any Company Confidential Information or other Company materials or resources and which do not constitute Company Business Technology (collectively, the “Work Product”) shall belong exclusively to the Company and its Related Entities and shall, to the extent possible, be considered a work made by the Executive for hire for the Company and its Related Entities within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company and its Related Entities, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company and at Company’s expense, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be reasonable and appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.

(e)           Books and Records.  All books, records, and accounts relating in any manner to the customers or clients of the Company or its Related Entities, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and its Related Entities and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

(f)           Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company and its Related Entities, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable.  The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Executive acknowledges and confirms that his special knowledge of the business of the Company and its Related Entities is such as would cause the Company and its Related Entities serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Related Entities in violation of the terms of this Section 7.  The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.  The Executive expressly agrees that upon any breach or violation of the provisions of this Section 7, the Company shall be entitled to seek in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 7(i) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its Related Entities, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7.

(g)           Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h)           Extension of Time.  If the Executive shall be in violation of any provision of Section 7(a) or Section 7(b), as applicable, then each time limitation set forth in Section 7(a) or Section 7(b), as applicable, shall be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company or any its Related Entity seeks injunctive relief from such violation in any court, then the covenants set forth in Section 7(a) or Section 7(b), as applicable, shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(i)           Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement may cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company and its Related Entities shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.           Representations and Warranties of Executive.  The Executive represents and warrants to the Company that:

(a)           The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)           The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound;

(c)           In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer; and

(d)           The Executive has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Executive’s current or any prior employment.

9.           Taxes.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10.           Assignment.  The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to principles of conflict of laws.

12.           Jurisdiction and Venue.  The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Monmouth, New Jersey, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, may be brought in the courts of record of the State of New Jersey in Monmouth County or the court of the United States, District of New Jersey; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13.           Entire Agreement.  This Agreement, along with the Indemnification Rights and Equity Awards, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter, including without limitation the Other Agreements.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.           Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Sections 6 and 26 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15.           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.  Notice shall be sent (i) if to the Company, addressed to 9 Deer Park Drive, Suite C, Monmouth Junction, NJ  08852, Attention: General Counsel, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16.           Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17.           Right to Consult with Counsel; No Drafting Party.  The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.  The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18.           Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions,  section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19.           Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20.           Damages; Attorneys Fees.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys' fees of the other.

21.           Waiver of Jury Trial.  The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

22.           No Set-off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

23.           Section Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.           No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

25.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

26.           Indemnification.

(a)           Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b)           The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 26 in advance of the final disposition of such action, suit or proceeding.  The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten (10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 26, together with a reasonable accounting of such expenses.

(c)           The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 26 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d)           The Company shall make the advances contemplated by this Section 26 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Executive by the Company will ultimately be required.  Any advances and undertakings to repay pursuant to this Section 26 shall be unsecured and interest-free.

(e)           The provisions of this Section 26 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.  In addition, following the termination of the Term of Employment, Executive shall be entitled to maintain any rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries or pursuant to any indemnification agreement between the Executive and the Company and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with the terms thereof (collectively, the “Indemnification Rights”).

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

Insmed Incorporated, a Virginia corporation

By:
Name:
Title:

EXECUTIVE:

Donald J. Hayden Jr.

EXHIBIT A
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.           _______________ (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 6(b) (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge _____________________ (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown relating to Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which the Executive is entitled under COBRA, the Employment Agreement or any other compensation or employee benefit plans in which the Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2.           Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA; or (ii) file a charge with an administrative agency or take part in any agency investigation.  The Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3.           Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4.           Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State.

5.           Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6.           This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

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